As filed with the Securities and Exchange Commission on March __, 2012
Registration No. __________
=======================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNER CITY VENTURES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

5141
(Primary Standard Industrial Classification Code Number)

27-0876272
(IRS Employer Identification No.)

5553 Rising Sun Avenue, Suite 101
Philadelphia, PA, 19120
Telephone: 215-457-3000
(Address and telephone number of registrant's principal executive offices)

Fernando Suarez, President
Inner City Ventures, Inc.,
5553 Rising Sun Avenue, Suite 101
Telephone: 215-457-3000
(Name, address and telephone number of agent for service)

Copies of all communications to:
Henri Marcial, Esq.
Marcial & Associates, LLC
1500 JFK Blvd., Suite 200
Philadelphia, PA 19102
Telephone: 215.854.6415
Fax: 215.569.0216

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Act”), check the following box. ☒

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same Offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

		Proposed	Proposed	Amount
Title	Amount	Maximum	Maximum	Of
Of Securities	to be	Offering Price	Aggregate	Registration
To be Registered	Registered	Per Share	Offering Price (1)	Fee (1)(2)
Common Stock(1)	2,400,000	$2.50	$6,000,000	$687.60
Par value $0.0001
Per share

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.
(2)	Previously paid.

(1)	This is an initial Offering and no current trading market exists for our common stock. The price paid for the currently issued and outstanding common stock was valued at $ per share.
(2)	Estimated solely for purposes of calculating the registration fee Pursuant to Rule 457.

There is no current market for Registrant’s securities. Although Registrant's common stock has a par value of $0.0001, Registrant has valued the common stock in good faith and for the purposes of the registration fee, based on $2.50 per share.  In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of Shares registered shall automatically be increased to cover the additional Shares of common stock issuable pursuant to Rule 416 under the Act.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED _____, 2012

The information in this preliminary Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

INNER CITY VENTURES, INC.

Shares of Common Stock

230,000 minimum – 2,400,000 Maximum

This is the initial public offering of stock by Inner City Ventures, Inc. Before this Offering, there has been no public market for shares of our common stock (“Shares”) and we can offer no assurance that a trading market will develop following completion of this Offering.  This Offering begins on the effective date of this Registration Statement and is set forth below as “The date of this Prospectus is_________” and will terminate 180 days later on __________, 2013, unless extended for an additional 90 days by the Board of Directors (the “Offering Period”), or on the date the maximum number of Shares are sold, which ever date is earlier.

We are offering up to 2,400,000 Shares in a direct public Offering, without involvement of underwriters or broker/dealers, on a “230,000 Share minimum, 2,400,000 Share maximum” basis (the “Offering”). The Offering price is $2.50 per Share. If 230,000 Shares are not sold within the Offering Period, all money received will be promptly returned to you with interest and without deduction of any kind. The Securities Exchange Commission (“SEC”) staff generally defines “promptly” as a period of up to three days. We will return your funds by cashier’s check sent by Priority Mail on the day following the end of the Offering Period. If at least 230,000 Shares are sold within the Offering Period, all money received will be retained and there will be no refund. Funds will be held in a separate account at Citizens Bank, 1515 Market Street, Philadelphia, PA 19102, telephone, (215) 854-6415.  Sold Shares are deemed to be Shares which have been paid for with collected funds prior to expiration of the Offering Period. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate interest bearing savings account under our control where we have segregated your funds. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible a creditor could attach your subscription and preclude or delay return of money to you. If that happens, you may lose your investment even if we do not raise the minimum proceeds in this Offering.

Investors are required to purchase a minimum of 2,000 Shares ($5,000) although we may accept subscriptions for a lesser number of Shares in management’s discretion.

Shares will be sold by our officers and directors, none of whom will receive commissions for selling Shares on our behalf.  Inner City Ventures, Inc. is a development stage start-up company with no current operations.  An investment in the Shares offered involves a high degree of risk.  You should purchase Shares only if you can afford a complete loss of your investment.

INVESTING IN OUR SHARES INVOLVES RISKS.  BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND, IN PARTICULAR, THE RISK FACTORS SECTION, BEGINNING ON PAGE 8.

Our auditors have issued a going concern opinion. We have not generated any revenues and none are anticipated until we complete development of our first Product Distribution Center (See “Business of Our Company” starting at page 15). There is substantial doubt that we can continue as an on-going business for the next 12 months unless we obtain additional capital. We believe that our first Product Distribution Center will be in operations within 60 days after completion of the minimum Offering and release of the proceeds therefrom. Accordingly, until that time, we must raise cash from sources other than operations. Our only source for cash at this time is investments by others in our Company or loans from Management. We must raise cash to implement our project and begin operations. We do not expect to begin operations until we raise money from this Offering.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$2.50	$0.56	$1.94
Per Share – Maximum	$2.50	$0.054	$2.4458
Minimum	$575,000	$130,000	$445,000
Maximum	$6,000,000	$130,000	$5,870,000

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________________.

You may rely only on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this Prospectus. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy Shares in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained by reference to this Prospectus is correct as of any time after its date.

Dealer Prospectus Delivery Obligation

Until ____________  (90 days after the effective date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

A Cautionary Note on Forward-Looking Statements

This Prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Subscription Information

Subscribers purchasing Shares should make checks payable to “Citizens Bank, for the account of Inner City Ventures, Inc.”  Subscribers should also complete a Subscription Agreement, the form of which is attached as Appendix 10.1 to this Prospectus.  Additional copies of the Subscription Agreement may be obtained by writing or calling the Company at its office: Telephone 215-457-3000.

SUMMARY OF OUR OFFERING

You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this Prospectus. Unless the context otherwise denotes, references to "we," "us," "our," the "Company" and "ICV" refer to Inner City Ventures, Inc.

Our Company

We were incorporated in Delaware on June 24, 2009.  We are a development stage company without revenues or operations.  Since our incorporation we have been engaged in the preparation of our business plan, conducting market and demographic research relating to our business model and our initial target market, completion of a private placement of our securities in order to pay costs associated with the foregoing, pay staff salaries and consulting and professional fees in connection with our operations to date, and the costs associated with the preparation and filing of our Registration Statement, of which this Prospectus forms a part.

Our initial business concept is to create a wholesale product distribution center to cater to the needs of small independent markets in inner city neighborhoods. Our initial target market will be Philadelphia where we plan to establish up to 3 such distribution centers to service our target market in Philadelphia.  In essence, we plan to operate in the same manner as a “member-based” buying cooperative that will pass on to these small local markets a portion of the cost savings that we expect to realize from large volume purchasing from major product distributors and manufacturers.  Currently, on average, these markets purchase between $25,000 and $45,000 each in various products each month, and are forced to pay much higher prices than large supermarkets since they cannot command the volume discounts that come with more substantial purchasing from major distributors and manufacturers.  As our “membership” grows our buying power will increase and we expect to realize increased discounts which will ultimately translate to lower prices for these local markets, lower prices to their customers and increased profits to these local businesses. We will require the proceeds from this Offering in order to implement our business plan and develop commercial operations.  See “Business of Our Company” and “Use of Proceeds.”

 However, as our Directors and Officers have no experience in operating a company that distributes consumer-related products we can only confirm the expected results and anticipated savings to our customers by establishing the initial distribution center as discussed in this Prospectus. Once that is accomplished, we believe that the products we sell to the small ethnic markets that will be our primary customers will result in cost savings to these customers of up to 5% compared to their current product costs.  Until our initial distribution center is established and we know the actual buying volumes we will have, and the actual operating costs we will incur, we cannot confirm our ability to offer such savings to our customers.  See, “Risk Factors.”

As we prove the economic viability of our business model we plan to expand to other large urban areas that have significant ethnic populations serviced by small, local, independent markets.  Based upon our research to date, we believe this model will be suitable for virtually any urban area with a similar concentration of lower income, ethnic populations in an inner city environment.

Currently our President devotes approximately 20 hours a week to the business of our Company.  The administrative office of the Company is currently located at the premises of our President, Fernando Suarez, which he provides to us on a rent free basis at 5553 Rising Sun Avenue, Philadelphia, PA 19120. We plan to use these offices until we require larger space. Our fiscal year end is December 31. Our registered agent for service of process is the Agents for Delaware Corporations, Inc., located at 15 Loockerman St., Dover DE 19904.

Blank Check Issue

Although we are not a blank check corporation, we will have substantial discretion in the allocation of a large portion of the proceeds from this Offering, if the maximum number of Shares is sold. Section 7(b)(3) of the Act, as amended defines the term “blank check company” to mean, any development stage company that is issuing a penny stock that, “(A) has no specific plan or purpose, or (B) has indicated that its business plan is to merge with an unidentified company or companies.” We have a specific plan and purpose. Our business purpose is to develop a distribution company to offer many of the products sold by small independent markets in the inner city neighborhoods of Philadelphia, PA.   In Securities Act Release No. 6932 which adopted rules relating to blank check Offerings, the SEC stated in II DISCUSSION OF THE RULES, A. Scope of Rule 419, that, “Rule 419 does not apply to . . . start-up companies with specific business plans . . . even if operations have not commenced at the time of the Offering.” Further, we have not indicated in any manner whatsoever, that we plan to merge with an unidentified company or companies, nor do we have any plans to merge with an unidentified company or companies.

We have no intentions to be acquired or to merge with an operating company, nor do our shareholders, have plans to enter into a change of control or similar transaction or to change our management.

The Offering

Following is a brief summary of this Offering.  Please see the "Plan of Distribution" section for a more detailed description of the terms of the Offering.

Securities Being Offered:	2,400,000 Shares, par value $.0001, on a “230,000 Share Minimum, 2,400,000 Share Maximum” basis;

Offering Price per Share:	$2.50 per Share, with a $5,000 Minimum Subscription;

Offering Period:	The Shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days;

Net Proceeds to Our Company:	$575,000, if only the Minimum Offering is sold; $5,850,000 if all the Shares are sold;

Use of Proceeds:	We intend to use the proceeds to commence our business operations. See “Use of Proceeds”;

Number of Shares Outstanding Before the Offering:	15,816,148

Number of Shares Outstanding After the Offering:	16,046,148, if only the Minimum Offering is sold; 18,216,148, if all the Shares are sold;

None of our Officers or Directors intend to purchase any Shares in this Offering.

We currently do not intend to register or qualify our stock in any state other than Pennsylvania, New Jersey, New York and Virginia, or seek coverage in one of the recognized securities manuals.  Because the Shares registered hereunder have not been registered for resale under the blue sky laws of any state, and we have no current plans to register or qualify our Shares in any other states, the holders of such Shares and persons who desire to purchase such Shares in any trading market that might develop in the future, should be aware that there may be significant state blue sky restrictions upon the ability of investors to purchase and sell such Shares.  In this regard, each state's statutes and regulations must be reviewed before engaging in any securities sales activities in a state to determine what is permitted, or not permitted, in a particular state.  Nevertheless, we do intend to file a Form 8-A promptly after this registration statement becomes effective, thereby subjecting our stock registered hereunder to registration under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).  Furthermore, even in those states that do not require registration or qualification for the resale of registered securities, such states may require the filing of notices or place additional conditions on the availability of exemptions.  Accordingly, since many states continue to restrict the resale of securities that have not been qualified for resale, investors should consider any potential secondary market for our Shares to be a very limited one.

This is our initial public Offering and no public market currently exists for our Shares. We can offer no assurance that an active trading market will ever develop for our Shares.

The Offering will terminate 180 days after this registration statement is declared effective by the SEC. However, we may extend the Offering for an additional 90 days in our discretion.

We are Offering up to 2,400,000 Shares in a direct public Offering, without involvement of underwriters or broker/dealers, on a “230,000 Shares minimum, 2,400,000 Shares maximum” basis. The Offering price is $2.50 per share. If 230,000 Shares are not sold within the Offering Period, all money received by us will be promptly returned to you with interest and without deduction of any kind. The SEC staff generally defines “promptly” as a period of up to three days. We will return your funds to you in the form a cashier’s check sent by Priority Mail on the day following the end of the Offering Period. If at least 230,000 Shares are sold within the Offering Period, all money received will be retained and there will be no refund. Funds will be held in a separate account at Citizens Bank, 1515 Market St., Philadelphia, PA, telephone, (215) 854-6415.

Selected Summary Financial Data

This table summarizes our operating and balance sheet data as of the periods indicated. You should read this summary financial data in conjunction with "Management’s Discussion and Analysis of Financial Condition”, “Plan of Operation" and our audited financial statements and notes thereto included elsewhere in this Prospectus.

	As of December 31, 2011 (Audited)	As of December 31, 2010 (Audited)
Balance Sheet

Total Assets	$21, 751	199,613
Total Liabilities	$268,989	117,475
Stockholders’ Equity	$(247,238)	78,280

			Period from
			June 24, 2009
	For the Year Ended	For the Year Ended	(date of inception) to
	December 31, 2011	December 31, 2010	December 31, 2011
	(Audited)	(Audited)	(Audited)
Income Statement
Revenue	$-	-	-
Total Expenses	$364,019	1,372,421	$1,896,980
Net Loss	$(364,019)	(1,372,421)	$(1,896,980)

RISK FACTORS

An investment in our Shares involves a high degree of risk and is extremely speculative in nature. Following are what we believe are all of the material risks involved if you decide to purchase Shares in this Offering.

Risks Associated With Our Company:

1.	Because Our Auditors Have Issued A Going Concern Opinion, There Is A Substantial Uncertainty That We Will Continue Operations In Which Case You Could Lose Your Investment.

Our auditors have issued a going concern opinion because of the Company's losses, negative working capital, stockholder's deficit and the absence of revenue-generating operations.  This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such we may have to cease operations and you could lose your entire investment.

2.
Since We Are A Development Stage Company, Have Generated No Revenues And Lack An Operating History, An Investment In The Shares Offered Is Highly Risky And Could Result In A Complete Loss Of Your Investment If We Are Unsuccessful In Our Business Plans.

Our Company was incorporated in 2009; we have not yet commenced our business operations and we have generated no revenue.  We have no operating history upon which an evaluation of our future prospects can be made. Based upon current plans, we expect to continue to incur operating losses in future periods as we incur significant expenses associated with the initial startup of our business. Further, we cannot guarantee that we will be successful in realizing revenues or in achieving or sustaining positive cash flow at any time in the future.  Any such failure could result in the possible closure of our business or force us to seek additional capital through loans or additional sales of our equity securities to continue business operations, which would dilute the value of any Shares you purchase in this Offering.

3.	We Do Not Have Any Customers And We Cannot Guarantee We Will Ever Have Any. Even If We Obtain Customers, There Is No Assurance That We Will Make A Profit.

Our future business plan depends upon our ability to secure local, ethnic markets in urban areas as customers to purchase the products they resell in their markets from our distribution centers. We do not have any customers as of the date of this Prospectus, although we have secured the written confirmation from over 200 independent markets in the Philadelphia area of their intention to purchase their products at our distribution center in the future. Even if these markets do become customers of our distribution center, of which there is no assurance, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

4.
We Do Not Yet Have Any Substantial Assets And Are Totally Dependent Upon The Proceeds Of This Offering To Fund Our Business.  If We Do Not Sell The Shares In This Offering, We Will Have To Seek Alternative Financing Or Raise Additional Capital To Complete Our Business Plans Or Abandon Them.

In the event we do not sell all of the Shares, there can be no assurance that we would be able to raise the additional funding needed to implement our business plans.  If we sell only the minimum number of Shares, we will be able to establish the first product distribution center in Philadelphia and to meet our operating costs for the first year.  However, unless substantially more than the minimum number of Shares is sold, the full implementation of our business plan will be significantly delayed and our business may never reach its full potential unless we obtain other sources of funding.  We have no plans in place to raise additional funds other than through this Offering.

5.
There Are No Substantial Barriers To Entry Into The Industry In Which We Plan To Operate And There Is No Guarantee Someone Else Will Not Duplicate Our Ideas, Which Could Severely Limit Our Proposed Sales And Revenues.

We can offer no assurance that others will not copy aspects of our business, including our sales and marketing program.  Other potential competitors, including existing product distribution companies, could result in our customers purchasing some or all of their product needs from our competitors, thereby reducing our sales and revenues.  Additionally, our marketing strategy calls for our being able to negotiate substantial discounts from suppliers and manufacturers as a result of large volume buying.  If our sales are reduced, we will not be able to make large discounted purchases, thereby reducing the discount we can offer to customers, adversely impacting the principal advantage of purchasing from us and adversely affecting our business in general.

6.	The Industry In Which We Will Be Operating Is Highly Competitive.

We expect to compete against a number of large well-established companies with greater name recognition, a more comprehensive offering of products, and with substantially larger resources than ours; including financial and marketing.  In addition to these large competitors there are numerous smaller operations that have developed and are marketing products similar to those we plan to offer to the independent markets that will form our customer base.  There can be no assurance that we can compete successfully in this complex and changing market. Our plan to compete is based upon an ability to offer price savings to our customers which is predicated upon developing a large “membership” customer base that will allow us to buy in large volumes and pass on the discount to our member markets. There can be no assurance that we will be successful in attaining an adequate “membership” of such markets to obtain the types of discounts we are anticipating. Our failure to do so could have a materially adverse impact upon planned operations and adversely affect revenues and profits in the future. As a result, you may never be able to liquidate or sell any Shares you purchase in this Offering.

7.
Because Our Directors And Officers Have No Experience In Running A Company That Sells Consumer Goods, They May Not Be Able To Successfully Operate Such A Business, Which Could Cause You To Lose Your Investment

We intend to operate a distribution center to sell various consumer goods primarily to small, independent markets in low income, inner city environments.  Our current Directors and Officers, have effective control over all decisions regarding both policy and operations of our Company with no oversight from other management. Our success is contingent upon the ability of these individuals to make appropriate business decisions in these areas. However, our Directors and Officers have no experience in operating a company that sells consumer goods to retail establishments. It is possible that this lack of relevant operational experience could prevent us from becoming a profitable business and hinder an investor from obtaining a return on his investment in us.

8.
Our Directors And Officers Own, And Will Continue To Own, The Majority Of The Outstanding Shares Of Our Company, And They Will Be Able To Influence Control Of The Company And Decision Making By Management Of The Company.

Our Directors and Officers presently own, directly or beneficially, 15,155,000 Shares or 95.8% of our total outstanding Shares. If only the minimum Offering is sold, our Directors and Officers will continue to own 94.4% of our then outstanding Shares.  If all of the 2,400,000 Shares being offered hereby are sold, the Shares held by our Directors and Officers will constitute approximately 83.2% of our then outstanding Shares.  In any event, they will be able to elect all the directors of the Company and appoint all the officers even if all Shares offered are sold.  See, “Directors, Executive Officers, Promoters and Control Persons” and “Dilution Of The Price You Pay For Your Shares.”

9.
Because We Do Not Have An Escrow Or Trust Account For Your Subscription, If We File For Bankruptcy Protection Or Are Forced Into Bankruptcy, Or A Creditor Obtains A Judgment Against Us And Attaches The Subscription, Or Our Officers And Directors Misappropriate The Funds For Their Own Use, You Will Lose Your Investment.

Your funds will not be placed in an escrow or trust account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you should the Minimum Offering not be sold.  Further, our Officers and Directors will have the power to appropriate the money we raise.  As such, they could withdraw the funds without your knowledge for their own use.   If that happens, investors herein will lose their investment.  See, “Plan of The Offering.”

10.
The Loss Of The  Services  Of Any Of Our Officers Or Directors  Could  Severely  Impact  Our  Business Operations And Future Development,  Which Could Result In A Loss Of Revenues And Your Ability To Ever Sell Any Shares You Purchase In This Offering.

Our performance is substantially dependent upon the professional expertise and efforts of our current Officers and Directors. We do not have employment agreements with any of our management and do not anticipate any such agreements until commercial operations are established. We do not intend to maintain key person life insurance on any person at this time. Should any of them be unable to perform their duties, this could have an adverse effect on our business operations, financial condition and operating results if we are unable to replace them with other individuals qualified to develop and market our business.  The loss of their services could result in a loss of revenues, which could result in a reduction of the value of any Shares you purchase in this Offering.

11.	We Will Have Broad Discretion In The Use Of The Net Proceeds From This Offering.

Should all the Shares offered by sold, we will have broad discretion in the use of a large portion of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development and commercialization of our projects and cause the price of our Shares to decline in any market that may develop following this Offering. See,  “Use of Proceeds.”

12.
We Will Be Subject To The Section 15(D) Reporting Requirements Under the Exchange Act Which Does Not Require A Company To File All The Same Reports And Information As A Fully Reporting Company Pursuant To Section 12.

We will be subject to the Section 15(d) reporting requirements according to the Exchange Act. As a filer subject to Section 15(d) of the Exchange Act:

·	we are not required to prepare proxy or information statements;

·	We will be subject to only limited portions of the tender offer rules;

·	our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our company;

·	our officers, directors, and more than ten (10%) percent shareholders are not subject to the short-swing profit recovery provisions of the Exchange Act; and

·	more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

13.	If We Have Less Than 300 Shareholders At Our Next Fiscal Year End, Our Reporting Obligations Under Section 15(D) Of The Exchange Act Will Be Suspended.

We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided we have less than 300 shareholders, we are not required to file those reports. Although we intend to continue to file these reports even after the fiscal year that our registration statement is declared effective, if those reports are not filed by us, the investors will have reduced visibility as to the company and our financial condition, which may negatively impact our shareholders’ ability to evaluate our prospects.

14.	Impact On Our Suppliers

Our business will depend on maintaining favorable relationships with our suppliers and on our suppliers’ ability and/or willingness to sell products to us at favorable prices and terms. Based upon the projected needs of our customer base, we expect to be able to negotiate substantial purchase price discounts for the products we will be buying from major distributors. Many factors outside of our control may harm this relationship and the ability or willingness of our supplier to sell us products on favorable terms.  One such factor is a general decline in the economy and economic conditions and prolonged recessionary conditions.  These events could negatively  affect our  supplier's  operations  and make it difficult  for them to obtain the credit lines or loans  necessary to finance their operations in the short-term  or  long-term  and  meet  our  product  requirements.  Financial or operational difficulties that our supplier may face could also increase the cost of the products we purchase or our ability to source product from them at competitive prices. We could also be negatively impacted if our suppliers experience bankruptcy, work stoppages, labor strikes or other interruptions to or difficulties in the manufacture or supply of the products we require.

Risks Associated With This Offering:

1.	Because We May Issue Additional Shares, Your Investment Could Be Subject To Substantial Dilution.

We anticipate that any additional funding in the future will be in the form of equity financing from the sale of our Shares. If we sell more Shares, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional Shares are sold by us.

2.
Because The SEC Imposes Additional Sales Practice Requirements On Brokers Who Deal In Shares That Are Penny Stocks, Some Brokers May Be Unwilling To Trade Them. This Means That You May Have Difficulty Reselling Your Shares And This May Cause The Price Of The Shares To Decline.

If a trading market does develop for our Shares, it is likely we will be subject to the regulations applicable to "Penny Stocks," the regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any non-NASDAQ equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public Offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock. See, “Market For Common Equity And Related Stockholder Matters.”

3. NASD Sales Practice Requirements May Limit a Stockholder’s Ability To Buy And Sell Our Stock

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell Shares of our common stock.

4 .There Is No Public Market For Our Stock And A Public Market May Never Be Established Or, Even If Established, May Not Be Liquid And Therefore You May Not Be Able To Sell Your Shares.

There is no established public market for our Shares being offered under this Prospectus. We currently do not intend to register or qualify our Shares in any state other than Pennsylvania, New Jersey, New York and Virginia, or seek coverage in one of the recognized securities manuals.  Because the Shares of our common stock registered hereunder have not been registered for resale under the blue sky laws of any state other than as stated above, and we have no current plans to register or qualify our Shares in any other state, the holders of such Shares and persons who desire to purchase such Shares in any trading market that might develop in the future should be aware that there may be significant state blue sky restrictions upon the ability of investors to purchase and sell such Shares.  Therefore, purchasers of our common stock in this Offering may be unable to sell their Shares on any public trading market or elsewhere.

5. You Will Experience An Immediate And Substantial Dilution Of The Net Tangible Value Of The Shares You Purchase In This Offering.

The initial public Offering price per share is substantially higher than our net tangible book value per share immediately after this Offering.  For this purpose, the net tangible book value per share represents the total amount of the Company’s tangible assets, less the total amount of liabilities, divided by the total number of Shares outstanding, and dilution is determined by subtracting the net tangible book value per share after the Offering from the initial public Offering price per share.  As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities.  Investors who purchase Shares in this Offering will be diluted by $2.49 per share after giving effect to the sale of the minimum Offering, or $2.19 after giving effect to the sale of all the Shares offered hereby, at an assumed initial public Offering price of $2.50 per share.  Further, we may need to raise additional funds in the future to finance our operations.  If we obtain capital in future Offerings on a per-share basis that is less than the initial public Offering price per share, the value of the price per share of your common stock will likely be reduced.  In addition, if we issue additional equity securities in a future Offering and you do not participate in such Offering, there will effectively be dilution in your percentage ownership interest in the Company.  See, “Dilution of The Price You Pay For Your Shares.”

6.	The Offering Price Of Our Shares Is Arbitrary And Could Be Higher Than The Market Value, Causing Investors To Sustain A Loss Of Their Investment.

The price of our Shares in this Offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore an arbitrary Offering price. As a result, the price of the Shares in this Offering may not reflect the value perceived by the market. There can be no assurance that the Shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

7.	There Is No Guarantee All Of The Funds Raised In The Offering Will Be Used As Outlined In This Prospectus.

We have committed to use the proceeds raised in this Offering for the uses set forth in the "Use of Proceeds" section.  However, certain factors beyond our control, such as increases in costs, could result in the Company being forced to reduce the proceeds allocated for other uses in order to accommodate these unforeseen changes. The failure of our management to use these funds effectively could result in unfavorable returns.  This could have a significant adverse effect on our financial condition and could cause the price of our Shares to decline.

8.  Being A Public Company Will Increase Our Expenses And Administrative Burden.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under applicable securities laws.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, the Dodd-Frank Act and related regulations implemented by the SEC and the stock exchanges are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and attract and retain qualified executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

BUSINESS OF OUR COMPANY

General

We were incorporated in Delaware on June 24, 2009.  We are a development stage company without revenues or operations.  Since our incorporation we have been engaged in the preparation of our business plan, market and demographic research into our business model and our initial target market, completion of a private placement of our securities in order to raise funds to pay the costs associated with the foregoing, pay staff salaries and consulting and professional fees in connection with our operations to date, and costs associated with the preparation and filing of our Registration Statement, of which this Prospectus forms a part.

The guiding principal in forming the Company was our belief that the inner cities of America offer many potentially lucrative opportunities for business. We have identified our initial business venture as a product distribution company for the various local, independent markets found in all large cities, and in particular in the poorer sections of these cites which are not serviced by large chain markets. This is the focus of our business plan and of the funding we plan to raise through this Offering.

Due to the background and experience of our management, we have selected Philadelphia, PA as our initial target market. Like most major American cities, Philadelphia has a number of lower middle-class and poor neighborhoods that have been largely ignored by the mainstream business community. In Philadelphia, like so many other cities, the population of these poor, inner city areas has been rising for years. According to a recent Pew Study published in the Philadelphia Inquirer, between 2000 and 2006 the population of the poor in Philadelphia increased by 22%. These neighborhoods are typified by higher welfare and crime rates and the average family income is augmented by food stamps and other forms of government assistance. These are the statistics which define our target market.

The Product Distribution Center

Small, independently owned ethnic markets are the one-stop corner grocery/convenience/prepared food stores that pepper the poorer communities in Philadelphia and other American cities with large varied ethnic populations. These markets often provide their customers with a wide range of products and serve as a focal point in the local community.  A large percentage of the customers of these markets do not speak English as their primary language. The market owner/operator generally speaks both the area’s ethnic language (i.e. Spanish, Arabic, Chinese, etc.) and English. In many ways, these local independent markets form the heart of the neighborhoods and the store owners are excellent, hard working community minded business people.

The core customer base of these markets are the local residents who shop there for sheer convenience, as the nearest large supermarket alternative can typically be miles away in a non-ethnic speaking community. The traditionally high rates of welfare and food stamps in the communities served by these markets works to the advantage of these neighborhood stores in that they are virtually guaranteed a customer base regardless of the current economic climate. To a large extent, the small, independent market industry is a highly profitable, growth industry that thrives at the bottom of the economic pyramid.

Current estimates place the number of independently owned local markets in the city of Philadelphia in excess of 3,000, with each spending, on average between $25,000 and $45,000 per month on goods from various non-consolidated distributors.  These markets include the Latin Bodegas, Italian groceries, Middle Eastern and Asian markets and other small independent stores that cater to the tastes and needs of their local ethnic neighborhood.

Simply stated, we plan to create a single supply distribution center catering to these independently owned markets, which we plan to operate on a membership basis as a “one stop shop” for the purchase and distribution of many of the goods sold by these markets to their customers. We believe that the leverage we can achieve from the large scale buying power this member-based model permits will result in an ability to pass on significant cost savings to each member market.

One of the basic challenges to these market owners has always been to find the lowest possible price for the products they sell in their stores. These markets have a secure customer base within their own geographic sphere, transient traffic is very limited, it being very unlikely that typical shoppers will travel any distance to shop at a particular local market. Consequently, cost savings becomes of great importance as a means to improve profit margins. Our research indicates that product choice is based almost exclusively on price rather than brand name. Currently, each market owner shops for his needs at a variety of suppliers and must, for the most part, accept the prices offered by these suppliers as he is not buying in sufficient quantity to demand a volume-based price discount. We believe that our distribution center, through the power of buying significantly larger quantities, can negotiate substantial volume discounts and, in some cases, may even be in a position to cut out the “middle man” distributors and buy directly from the manufacturer further reducing our cost. The more “member markets” buying from our center, the larger volume purchases we will be able to make and the larger discounts we anticipate being able to negotiate.  In this way, everyone wins. Our members buy at a reduced cost and we make a profit which escalates based on volume.

Our concept is also expected to solve a number of other problems for the owners of these small independent markets. Currently, to purchase their stocks every month, the market owner must spend considerable time “shopping” at several wholesalers to secure all the goods he requires. The time spent away from their stores is costly and inefficient. Rightly so, market owners view this time as a significant loss. Through our one-stop-shopping approach, a market owner will no longer, need to visit several suppliers for his inventory needs, drastically reducing the amount of time away from his store. Apart from offering a single source for much of his needs, we plan to institute a variety of shopping alternatives to further save the market owner time. Among these are the ability to place orders over the internet or fax with confirmed pick-up times and improved inventory control and automatic purchasing software that will be able to track a members needs as products are sold in his store if he so desires. Through the efficient use of innovative logistics software and warehousing techniques, we plan to bring what is currently a highly disorganized cottage industry into the 21st Century.

Finally we believe that by utilizing the “membership” model for our distribution center we will both better serve our customers and improve the efficiency and profitability of our operations. Since our goal is to provide the best service possible for our members, each market owner will have a much stronger voice in the type of goods and services provided. With a focused customer base, we will not be concerned with the problems of attractive new and different customers for our center but, rather, will be free to offer the best possible services to meet the needs and expectations of these markets and their customers.

We plan to establish three distribution centers, each in the range of 25,000 square foot warehouse/office facilities, to service our initial target market in Philadelphia, PA.  As our “membership” grows our buying power will increase and we expect to realize increased discounts which will ultimately translate to lower prices for these local markets, lower prices to their customers and increased profits to these local businesses. We will require the proceeds of this Offering to implement our business plan and develop commercial operations.

Virtually all of the proceeds from the minimum Offering will be used to establish our first distribution center in Philadelphia.  Once that is accomplished, we hope that the products we will sell to the local markets who will be our primary customers will result in cost savings to these customers of between 3 - 5% compared to their current product costs.  Until our initial distribution center is established and we know the actual buying volumes we will have, discounts we will be able to secure from suppliers and the actual operating costs we will incur, we cannot confirm our ability to offer such savings to our customers.  This initial facility will be designed to adequately service the product needs of between 100 - 150 local markets and will be equipped with a computerized inventory tracking system to allow us to track our inventory in an efficient manner and, if requested by the market owner, will be capable of interfacing with the individual markets computer to generate purchase orders and track that markets individual needs.  Although this initial facility will not have refrigeration, and consequently will not be able to offer products requiring refrigerated storage, should the maximum Offering be sold, we will expand this facility to include refrigerated warehousing for products requiring refrigeration, such as dairy products, meats, prepared foods and fresh produce.   If we are able to sell more than the minimum Offering, the additional proceeds we receive will first go towards establishing 2 additional distribution centers in other parts of the Philadelphia market designed to offer easy access to our customers for pick up of their product needs.  If adequate funds are raised, our priority will be to add refrigerated storage to these centers so we can expand the products we offer our member markets.

As we prove the economic viability of our business model we plan to expand to other large urban areas that have significant ethnic populations serviced by small, local, independent markets.  Based upon our research to date, we believe this model will be suitable for virtually any urban area with a similar concentration of lower class, ethnic populations in an inner city environment.   Management has elected to expand first into the New Jersey markets, such as Camden, Trenton, Newark, Paterson, Elizabeth and other large cities in that state, in the belief that the geographical proximity to our Philadelphia operations will allow for improved management of our overall operations.

Benefits to Member Markets

Although our planned distribution center is still in the development stage, our goal is to establish an enterprise which is not only profitable from the point of view of our shareholders, but which also offers market owners a number of innovative benefits and services. As discussed above these benefits will include:

a)
Cost savings on virtually all their inventory purchases which we believe will translate to a savings for the average market of approximately 3-5% of their present costs (as much as $1000 per month depending upon their monthly purchases) once we are in full operation.

b)	Our one-stop-shop system will put an end to a market owners monthly odyssey to find and purchase all of his inventory needs, resulting in a considerable savings of time each month;
c)
Through the implementation of state-of-the-art logistics and inventory control technology that will be available to our members, a market owner will be able to further streamline his inventory purchasing and effect even greater cost and time savings; and

Although we anticipate that an annual membership fee will be charged to offset the administrative cost of our operations, we firmly believe the benefits to our members will far outweigh this expense on an annualized basis.

Competition

The wholesale consumer product distribution industry, in which we plan to operate, is typified by intense competition among a number of large, regional and national company who currently serve our target market. We will face intense competition from these companies, and from others looking to sell products to these local independent markets, most of whom are significantly larger, better financed and have greater market recognition than we do.  The basis upon which we intend to compete within our industry is based principally upon our ability to attract a large “membership” of local markets that will but their product needs from us so that we may pool our buying power and negotiate significant price discounts based upon these large volume purchases. However, in some cases, we may be looking to buy from the same companies with whom we compete and they may be reluctant to sell products to us at the discounts we will require.  This is an unproven concept and we can give no assurances that we will be unable to attract a sufficient number of markets to negotiate large price discounts, or that any discounts we may receive will be adequate to overcome our competitors pricing.  See, “Risk Factors”.

USE OF PROCEEDS

The proceeds from the sale of up to 2,400,000 Shares offered at a public Offering price of $2.50 per Share will be approximately $575,000 if only the minimum Offering is sold, and $6,000,000 if all Shares offered are sold.  Regardless of the number of Shares sold, we expect to incur Offering expenses estimated at approximately $135,000. The table below shows the proceeds from this Offering that we expect to receive both from the minimum Offering and the maximum Offering and how such proceeds are intended to be used.

	Minimum	Offering	Maximum	Offering
	Amount	Percentage	Amount	Percentage
Estimated Offering Costs (1)	$135,000	23.5%	$135,000	2.2%
Initial Product Distribution Center (2)	$130,000	22.6%	$340,000	5.7%
Labor Cost for First Center (3)	$95,000	16.5%	$120,000	2.0%
Labor Cost for 2 Additional Centers (4)	$-0-	0.0%	$310,000	5.2%
Initial Inventory (5)	$200,000	34.8%	$2,600,000	43.3%
Estimated cost for two additional Center (6)	$-0-	0%	$340,000	5.7%
Labor costs for two additional Center (7)	$-0-	0%	$280,000	4.7%
Officer Salaries (8)	$-0-	0%	225,000	3.7%
Employee Salaries (9)	$-0-	0%	435,000	7.3%
New Office (10)	$-0-	0%	100,000	1.6%
Reserve For Expansion(11)			600,000	10.0%
Working Capital (12)	$15,000	2.6%	515,000	8.6%
Total	$575,000	100%	$6,000,000	100%

(1)
This allocation consists of $100,000 for legal, $12,500 for accounting costs (incurred), and $22,500 of other costs in connection with this Offering, including filing fees, anticipated printing, “blue sky” filing fees for state securities law compliance, estimated transfer agent fees, and other related direct costs of this Offering.  To date, the Company has paid approximately $107,500 of these costs from cash on hand.  At the completion of the minimum Offering, such costs will be repaid to the Company and will be available to the Company as “working capital” in order to meet unexpected costs associated with the commencement of operations.

(2)
At the minimum Offering, our initial product distribution center is planned to be a 25,000 – 40,000 square foot facility in Philadelphia which is located at the heart of our target market.  This allocation also includes all equipment necessary to maker it fully operational as a product storage and distribution facility including racking, warehouse equipment (such as a forklift and pallet jacks) and a basic computer and inventory management system. Based upon our market research and the store density in this area we expect that this facility will be adequate to supply a customer based of over 100 local markets.  At this level, this facility will not have the ability to accommodate refrigerated products, and will be operated on a “cash and carry” basis only.  If the maximum Offering is raised, the additional allocation will be to upgrade this initial facility to include refrigeration capability, additional equipment to make the functioning of our operation more efficient and to expand the services offered to local merchants.

(3)
This allocation is intended to meet the labor costs for this initial facility for a 6 month period.  Based upon our projections, we expect that this facility will be operational within 60 days following completion of the Offering and availability of the funds.  We estimate that we will need 3 warehouse workers and 2 supervisory or managerial employees at each warehouse facility.  If the maximum Offering is sold, we estimate that 2 additional warehousemen and 2 additional support personnel will be required for the first facility.  As it is a strictly “cash and carry” operations, we believe that it will be fully self-sustaining within the first 6 months following completion of the Offering.

(4)
This allocation represents the anticipated additional personnel costs for the 2 additional facilities that we plan to establish if the maximum Offering is sold.  Again, as we expect that revenues will commence within 60 days following the completion of the Offering, and as we will be a “cash and carry” operation, this allocation is for the first 6 months following completion of the Offering, after which time we expect that operating revenues will meet this expense.

(5)
This allocation is intended to meet the cost of our initial product inventory for each product distribution center adequate to meet the needs of a minimum of 100 stores for each facility.  As mentioned above, unless the maximum Offering is sold, we do not intend to offer refrigerated products until operating revenues are adequate to meet the additional costs involved.  At such time, the inventory levels for each center will be higher.

(6)
This allocation is intended to meet the cost of establishing 2 additional centers to service the Philadelphia market.  These additional centers will be geographically located to best serve our target customer base of independent markets throughout Philadelphia and to minimize the distance and time required by such markets to complete their purchasing needs.

(7)
 This allocation is intended to meet the labor costs associated with the 2 additional facilities we will be open.  As before, this allocation is sufficient to cover 6 months of labor costs after which time we believe each facility will be self-sufficient.

(8)
This allocation is intended to meet the salary expense of the officers of the Company for the 1-year period following completion of this Offering.  If only the minimum Offering is sold, our officers have agreed to defer their salaries until such time as operating revenues are adequate to meet this cost.

(9)	This allocation is intended to meet the employee salary expenses for the following employees for the Company:
(a)	Executive General Manager $100,000
(b)	Facility Management/Project Management $ 85,000
(c)	Controller $ 50,000
(d)	Book Keeper $ 35,000
(e)	Buyer $ 60,000
(f)	Three person Clerical Staff $105,000 (combined)
(10)
Once operations are established we anticipate that we will need to establish offices independent of the offices of Mr. Suarez, where we are currently based.  This allocation is intended to meet the cost of such new office and will include cost of the physical office space, computer equipment, telephones and other assets as required to maintain our operations. If we only reach our minimum, Mr. Suarez has agreed to continue to run the operations from his home office space that he allows us to us on a rent-free basis.

(11)
This allocation is intended to meet the expenses associated with the expansion of our business to other inner city markets.  Although at present we expect that such expansion will be into inner city markets located in the state of New Jersey, it is possible that management will elect to expand into different markets in other states.  Management has complete discretion as to when, where and how our expansion plans are implemented and our shareholders, including investors herein, will have no say in such decisions.

(12)	This allocation will be used as general working capital to pay our routine operating expenses.

The foregoing categories indicate the allocation of funds in the order of priority and relative percentages that we expect to use in view of current circumstances. However, the foregoing estimates only represent our objectives and are subject to modification depending upon a number of factors which may not be presently known or exist and which may occur during the time such funds are being expended; in which event, the foregoing estimates may vary from the actual expenditures at a later date. These factors may include, without limitation, changes in economic conditions, unanticipated complications, delays and expenses, or problems relating to the implementation of our business plan and or market conditions generally. If the actual expenses exceed these estimates then, and in such case, we reserve the right, in management’s sole discretion, to apply a reasonable percentage of the funds from the working capital reserve for any purpose we may deem necessary in furtherance of our overall objectives as they are set forth in this Prospectus.

It is possible that a portion of the funds received in this Offering may not be utilized immediately. In such case we may invest unused funds temporarily in certificates of deposit, interest bearing accounts or short-term government securities, until expenditures of such funds is necessary. Income from these short-term investments will be used for working capital. Should any allocation made not be fully utilized for the purposes indicated, then the balance remaining will be added to Working Capital. It must be emphasized that all funds in Working Capital category may be used for any purpose we deem appropriate without any restriction or say whatsoever by the shareholders including investors herein.

Our officers and Directors will not receive any compensation for their efforts in selling our Shares in this Offering.

Determination of Offering Price

Our Shares presently are not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our Company will be Offering the Shares being covered by this Prospectus at a price of $2.50 per share. Such Offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues to date, the price of our Shares is not based on past earnings, nor is the price of our Shares indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The Offering price was determined arbitrarily based on a determination by the Board of Directors of the price at which they believe investors would be willing to purchase the Shares.

Dividend policy

We have never declared or paid any dividends on our common stock or any other securities. However, following completion of this Offering, until such time as a viable public trading market develops for our Shares, we have established a policy of distributing at least 40% of the net earnings of the Company, if any, as determined by our independent auditor, as a dividend to all shareholders. We anticipate making such distributions on an annual basis. For this purpose only, we define a “Viable Public Trading Market” as the development of a public market for such equity securities on a recognized national or regional exchange, including the Over-the-Counter Bulletin Board, with a minimum of three market makers for such Shares. After development of such a market, our Board of Directors will have complete discretion as to whether or not to continue such  distributions to our shareholders or to terminate this dividend policy and, thereafter, to retain our net earnings, if any, to fund future development of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors, based upon our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Purchasers of our Shares in this Offering will experience immediate and substantial dilution in the net tangible book value of their Shares from the initial public Offering price. Dilution represents the difference between the Offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the Shares being offered. Dilution of the value of the Shares you purchase is also a result of the lower book value of the Shares held by our existing stockholders.

As of December 31, 2011, the net tangible book value of our Shares was ($247,238) or $0.0 per share based upon 15,816,575 Shares outstanding.

If the Maximum Number of the Shares Are Sold:

Upon completion of this Offering, in the event all of the Shares are sold, the net tangible book value of the 18,216,575 Shares (15,816,575 Shares outstanding prior to this Offering plus 2,400,000 Shares from this Offering) to be outstanding will be $5,617,762 (current net tangible book value of ($247,238) plus the net proceeds from this Offering of $5,865,000) or approximately $0.31 per share. The net tangible book value of the Shares held by our existing stockholders will be increased by $0.31 per share from $0.0 per share without any additional investment on their part. You will incur an immediate dilution from $2.50 per share to $0.31 per share, or $2.19 per share. After completion of this Offering, if 2,400,000 Shares are sold, you will own approximately 13.2% of the total number of Shares then outstanding for which you will have made cash investment of $6,000,000, or $2.50 per share. Our existing stockholders will own approximately 86.8% of the total number of Shares then outstanding, for which they have made contributions of cash totaling $782,843 or approximately $0.05 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this Offering, in the event that only the minimum Offering of 230,000 Shares is sold, the net tangible book value of the 16,046,575 Shares (15,816,575 Shares outstanding prior to this Offering plus 230,000 Shares from this Offering) to be outstanding will be $192,262 (current net tangible book value of ($247,238) plus the net proceeds from this Offering of $440,000), or approximately $0.01 per share. The net tangible book value of the Shares held by our existing stockholder will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $2.50 per share to $0.01 per share, or $2.49 per share. After completion of this Offering, if only the minimum Offering of 230,000 Shares are sold, you will own approximately 1.4% of the total number of Shares then outstanding for which you will have made cash investment of $575,000, or $2.50 per share. Our existing stockholder will own approximately 98.6% of the total number of Shares then outstanding, for which they have made contributions of cash totaling $782,843 or approximately $0.05 per share.

The following table compares the differences of your investment in our Shares with the investment of our existing stockholders.

Existing Stockholder if all of the Shares are Sold:

Price per share	$0.05
Net tangible book value per share before Offering	$0.00
Net tangible book value per share after Offering	$0.31
Increase to present stockholder in net tangible book value per share
after Offering	$0.31
Capital contributions	$782,843
Number of Shares outstanding before the Offering	15,816,575
Number of Shares after Offering assuming the sale of the maximum
number of Shares	18,216,575
Percentage of ownership after Offering	86.8%

Purchasers of Shares in this Offering if the Maximum Shares are Sold

Price per share	$2.50
Net tangible book value per share before Offering	$0.00
Net tangible book value per share after Offering	$0.31
Dilution per share	$2.19
Capital contributions	$6,000,000
Number of Shares after Offering held by public investors	2,400,000
Percentage of capital contributions by existing stockholder	11.54%
Percentage of capital contributions by new investors	88.46%
Percentage of ownership after Offering	13.2%

Purchasers of Shares in this Offering if the Minimum Shares are Sold

Price per share	$2.50
Net tangible book value per share before Offering	$0.00
Net tangible book value per share after Offering	$0.01
Dilution per share	$2.49
Capital contributions	$575,000
Percentage of capital contributions by existing stockholder	57.65%
Percentage of capital contributions by new investors	42.35%
Number of Shares after Offering held by public investors	330,000
Percentage of ownership after Offering	1.4%

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information regarding the members of our Board of Directors and our executive officers as of the date of this Prospectus:

Name	Age	Positions and Offices Held

Fernando Suarez	49	Chief Executive Officer, President and Chairman of the Board of Directors

William Griffin	72	Chief Financial Officer, Secretary/Treasurer and Director

Henri Marcial	45	Director

Our Directors hold office until the next annual meeting of our stockholders or until their successors is duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our Directors and executive officers for at least the last five years.

Fernando A. Suarez has served as the Chief Executive Officer, President and Chairman of the Board of Directors since inception of the Company. Since 1989 Mr. Suarez also serves as the Chief Executive Officer of Fernando A. Suarez and Co., Inc., an accounting, and insurance firm serving the Philadelphia Hispanic community. An accountant himself, Mr. Suarez developed and manages an office of 25 Hispanic professionals serving over 500 monthly accounting bookkeeping and tax clients, 211 payroll clients and over 3,300 yearend tax clients.  In addition to the operation of Fernando A. Suarez & Co., Inc., since 1986 Mr. Suarez has personally bought, sold, developed and managed over 80 residential and commercial properties as well as three real estate development projects in the Caribbean. Prior to the formation of Fernando A. Suarez & Co., Inc., Mr. Suarez worked as an accountant for Jeans Hospital (1988-1989) in Philadelphia and for 2 small certified public accounting firms (1985-1987) also in Philadelphia. Apart from his business accomplishments, over the years Mr. Suarez has written numerous articles, conducted tax seminars and prints a monthly newsletter all in pursuit of his personal mission to educate the Philadelphia Hispanic community in their financial well being. Among his civic accomplishments, Mr. Suarez is a founding member of the Philadelphia Hispanic Chamber of Commerce; participates in the Pennsylvania Latino Chamber of Commerce; is a member of Friends of Tacony Creek and, on a seasonal basis, hosts a radio talk show, “talking about your taxes”. Mr. Suarez graduated LaSalle University and received his Bachelor of Science degree in Business Administration in 1985.

William J. Griffin has been Chief Financial Officer, Secretary/Treasurer and a Director of the Company since its inception. Since 1999, Mr. Griffin has served as Director of Planning and Development for the Southeaster Rural Community Assistance Project, Inc., (The Virginia Water Project) in Roanoke Virginia. In this position Mr. Griffin directs and manages the operations of a planning and development staff to maintain the regional rural community assistance and environmental programs in a seven state region. During his tenure, Mr. Griffin has frequently represented this organization in Washington DC and various State General Assemblies during hearings and committee meetings on various issues including budgetary matters and appropriations. In addition, since 2001 Mr. Griffin has been an Adjunct Professor at the National College of Business and Technology, also in Roanoke Virginia, where he has taught in many diverse subjects including accounting, finance, and operations management, just to name a few. From 1998 until joining the Virginia Water Project, Mr. Griffin served as Director of Program Development and Planning with Total Action Against Poverty (TAP). In this capacity Mr. Griffin performed complex professional and administrative functions in directing the activities of the planning / grant writing staff, providing strategic planning, resources and program development for TAP. Prior thereto (1997-1998) Mr. Griffin was Special Project Coordinator for a three state region for Green Thumb/Experience Works where he was charged with diverse duties including marketing, recruiting, problem solving, conducting seminars and various fund raising activities.

Prior to 1996, Mr. Griffin held several positions in the labor relations field having served as Director of Education, Legislation and Social Action for the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO (1994-1996); Field Staff Coordinator Region 3 of the AFL-CIO Appalachian Council Job Corps (1989-1994); Vice President of the AFL-CIO Philadelphia Council (1986-1 996); as President of the International Union of Electrical Workers (UE), Local 116 Honeywell Corporation (1982-1 989), and as Chief Shop Steward with the Raymond Rosen Company Teamsters Union (1968-1976). From 1957 to 1965 Mr. Griffin served in the United States Marine Corp as a Specialist in Communications and Cryptography attaining the rank of Sergeant. From 1985 to 1996 Mr. Griffin had been an Adjunct Professor at Saint Joseph’s University in Philadelphia, Pennsylvania with the American Labor Studies Department of Sociology where he has taught Labor Law. From 1992 to 1994 he served as Director of the Comey Institute of Labor Relations at Saint Joseph’s University. Mr. Griffin remains very active in a number of professional and volunteer organizations including the Association of Fundraising Professionals; Society of Human Resources Management; The National Cross Key Service Fraternity; the Ambassadors Research Association; Marine Corps Scholarship Fund and the National Environmental and Poverty Organization. Mr. Griffin received his Associates Degree in Management / General Studies and Labor Law from Community College of Philadelphia (1982); his Bachelor of Science Degree in Industrial Relations, Philosophy, and Labor Law from Saint Josephs’ University (1985) and his Masters Degree in Human Organizational Sciences, Human Resources Development and Labor Law from Villanova University (1989).

Henri Marcial, Esq. has been a Director of the Company since January, 2012.  Mr. Marcial is an attorney duly admitted to practice before the Pennsylvania Bar since 1998.  His firm, Marcial & Associates, LLC has served as General Counsel to the Company since its inception. Since 2005, Mr. Marcial has practiced law in his own firm located in the City of Philadelphia.  His practice has been concentrated in the areas of administrative and civil practice, focusing primarily on small business and non-profit organization services.  Prior to establishing his own firm, Mr. Marcial served as a Hearing Examiner (2005) with the Department of License & Inspection of the City of Philadelphia where he was charged with the conduct and management of the hearing and review process for contested sales liquor licenses held by bar and restaurant owners.  During 2005 he also served as a Hearing Examiner for the Philadelphia Water Department where his duties included the management of hearings and reviews for the Department’s rate increases for fiscal years 2005-2008. From 2004 until 2005, Mr. Marcial was employed by the Norris Square Civic Association in Philadelphia where he was charged with the management and completion of various inner-city housing and redevelopment construction projects, among other duties.  Prior thereto, from 1997 to 2003, Mr. Marcial served as a law clerk, contract attorney and, beginning in 2000, as Assistant General Counsel for Exelon Business Services Company/PECO Energy Company in Philadelphia.  While with PECO, Mr. Marcial worked in the in-house legal department of the Regulatory Group concentrating on customer complaints, grade crossings and telecommunications.  Among other duties, Mr. Marcial was involved with contract negotiation and drafting, review for sponsorship, new technology and new venture agreements. From 1997 to 1999, Mr. Marcial also served as a Court Mediator for the Municipal Court of Philadelphia.  Mr. Marcial is a graduate of The Catholic University of Puerto Rica, where he received his Bachelor of Arts Degree in Political Science in 1989, and of Temple University, School of Law where he received his Juris Doctorate Degree in 1998 and his Masters of Law Degree in Transnational Law in 1999.  He is currently active in the Hispanic Bar Association of Pennsylvania and the Pennsylvania and Philadelphia Bar Associations.  He also serves as a Board Member of the Norris Square Civic Association.

There are no familial relationships among any of our Directors or Officers. None of our Directors or Officers is or has been a director, or has held any form of directorship in any other US reporting companies except as mentioned above. None of our Directors or Officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s Officers or Directors, or any associate of any such Officer or Director, is a party that are adverse to the Company. We are also not aware of any material interest of any of our Officers or Directors that is adverse to our own interests.

Each Director of the Company serves for a term of one year or until the successor is elected at our annual stockholders' meeting and is qualified, subject to removal by the Company's stockholders. Each Officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

Audit Committee and Financial Expert

We do not have an audit committee or an audit committee financial expert. Our corporate financial affairs are simple at this stage of development and each financial transaction can be viewed by any Officer or Director at will. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we have no operations, at the present time, we believe the services of a financial expert are not warranted.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, the Company plans to implement such a code following completion of this Offering.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our Directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our Officers or Directors.

Additionally, Mr. Suarez, our Chief Executive Officer, will devote time to his duties as Chief Executive Officer of Fernando A. Suarez & Co., Inc.  Presently, Mr. Suarez devotes approximately 20 hours per week to the affairs of the Company.  He has indicated that following completion of this Offering he will devote such additional time as is required by the operations of the Company in the future, up to 100% of his time.  Although Mr. Suarez has no plans to divest himself of his other business interests, Fernando Suarez & Co., Inc. is a self-sustaining company whose day-to-day operations can be directed by its management with only a minimal supervisory commitment by Mr. Suarez.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time. In addition, since the Company does not have an Audit Committee, the Board is also responsible for the assessment and oversight of the Company’s financial risk exposures.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent Directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of NASDAQ.

Involvement in Certain Legal Proceedings

We are not aware of any material legal proceedings that have occurred within the past ten years concerning any Director, Officer or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and Officers, and persons who own more than ten percent of our Shares, to file with the SEC initial reports of ownership and reports of changes of ownership of our Shares. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our Officers, Directors and greater than ten percent beneficial owners are complied with in a timely fashion.

Employment Agreements

We do not have any employment agreements in place with our Officers and Directors. We have had general discussions with all of our Officers regarding such employment agreements in the future and each of them has agreed to execute such agreements at such time as we are able to pay the sa1aries and benefits that such agreements would require.

EXECUTIVE COMPENSATION

Our Officers and Directors have received compensation for their services during the development stage of our business operations to the extent that funds were available to us.  They are also reimbursed for any out-of-pocket expenses they incur on our behalf.  If only the minimum Offering is sold, our Officers and Directors have agreed that none of the proceeds will be used to pay our Officers or Directors salaries and funds for salaries will be paid from only from operating revenues, if any.  We also do not currently have any benefits, such as health or life insurance, available to our employees.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to or earned by each of our Officers and Directors during the years ended December 31, 2009 and 2010.

Name and principal position	Year	Salary ($)(1)(2)	Stock awards ($)	Option awards (1)(4)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Fernando Suarez (3)	2011 2010	21,923 23,654	— —	-0- 500,000	— —	— —		(2) (2)
Chief Executive Office, Presidentr and Director
William Griffin	2011 2010	-0- 16,000	— —	-0- 1,000,000	— —	— —		(2) (2)
Chief Financial Officer and Director
Henri Marcial	2011 2010	-0- -0-	— —	-0- 500,000	— —	— —		(5) (5)
Director

(1)
 None of our officers or directors received any cash compensation until the completion of our private placement of securities in 2010.  Each officer and director received Shares of stock in lieu of such compensation See, “Security Ownership of Certain Beneficial Owners and Management”.  Additionally, 500,000 warrants, each to purchase one additional share at a price of $0.70, were issued to each of Messrs. Suarez, Griffin and Marcial, and to Bland Inc., a corporation beneficially owned by Mr. Griffin.   The warrants issued to Bland Inc. are included in the figures listed for Mr. Griffin above.

(2)
The amounts shown for Mr. Suarez are amounts paid to him as salary by the Company.  Mr. Griffin was paid as a consultant for actual services rendered in 2010.  No payments were made to Mr. Griffin in 2011. No salary has been paid to Mr. Marcial.

(3)
 Apart from salary payment made to Mr. Suarez, his accounting firm, Fernando Suarez and Co., Inc. was paid for various services provided to the Company since our inception as follow: $1,000 for general bookkeeping services; $200 for payroll services; $2,607 for database creation services and $4,000 for accounting services.

(4)	These warrants were granted in addition to stock issued to these individuals as detailed in the section “Security Ownership Of Certain Beneficial Owners And Management.”

(5)
Henri Marcial became a director in January 2012.  He has not received any payments from the Company for any services rendered to us.  However, his law firm, Marcial & Associates, LLC, has been counsel to the Company since our inception and has been paid fees for its services as such.

Aggregated Option Exercises

There have been no stock options exercised by anyone, including the executive officers named in the Summary Compensation Table above.

Long-Term Incentive Plan ("LTIP") Awards

There have been no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Compensation Of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors.  No amounts have been paid, or accrued, to any Director in such capacity as of the date of this Prospectus.

Transactions With Related Persons, Promoters And Certain Control Persons

Messrs. Suarez and Griffin are deemed “promoters” of our Company, within the meaning of such term under the Securities Act since they founded and organized our Company. They are our only “promoters”. We are currently operating out of the premises of Mr. Suarez on a rent-free basis for administrative purposes.  There is no written agreement or other material terms or arrangements relating to this arrangement.  If only the minimum number of Shares is sold, we plan to continue to operate out the offices provided by Mr. Suarez until such time as operating revenues are adequate to lease office facilities.  If all the Shares are sold, we plan to open a new office in a different location within Philadelphia.

Mr. Suarez’s accounting firm has provided basic bookkeeping and accounting services to us since inception.  In connection with thee services, his firm has been paid an aggregate of $14,057.22 as detailed in footnote 3 to the above table.   We expect such relationship to continue following this Offering.

Following the completion of our private placement of securities in 2010, both Mr. Suarez and Mr. Griffin have received cash compensation for services rendered to the Company.  Mr. Suarez has received a total salary of $45,577 and Mr. Griffin has been paid a total of $16,000 in consulting fees. See compensation table above and the accompanying footnotes for details.

On June 24, 2009, we issued 5,955,000 Shares and 500,000 warrants (each to purchase one share of common stock at $0.70) as restricted securities to Mr. Fernando Suarez and 7,000,000 Shares and 1,000,000 warrants (each to purchase one additional share of common stock at $0.70) to Mr. William Griffin, at that time our sole officers and directors, in consideration of $0.0001 per share.  Included in the Shares and warrants listed herein for Mr. Griffin are 6,000,000 Shares and 500,000 warrants issued to Bland, Inc., a corporation beneficially owned and controlled by Mr. Griffin.  See, “Security Ownership of Certain Beneficial Owners and Management” below.  The Shares were issued by way of an approved board of Director’s minute and the aggregate value was charged to additions to paid-in capital. This transaction was accounted for as a sale of stock.

Neither Mr. Suarez nor Mr. Griffin, have received, and neither are entitled to receive, any additional consideration for their services as our founders and promoters. However, both have been paid for their services to the Company since completion of our private placement of securities in 2010 as detailed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of Shares by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding Shares, (b) each of our Directors and Officers, and (c) all current Directors and Officers as a group. The following table is based upon an aggregate of 15,816,148 Shares outstanding as of the date of this Prospectus.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned or Right to Direct Vote (1)	Percent of total outstanding Shares owned before this Offering	Percent of total outstanding Shares owned after sale of the minimum Offering	Percent of total outstanding Shares owned after sale of all Shares offered

Fernando Suarez (4)	6,455,000	35.24%	34.62%	31.16%

William Griffin (2)(4)	8,000,000	43.68%	42.90%	38.62%

Bland, Inc. (2)(4)	6,500,000	35.49%	34.86%	31.38%

Henri Marcial (3)(4)	700,000	3.82%	3.75%	3.38%

Beacon Advisory Group, Ltd. (4)	1,500,000	8.19%	8.04%	7.24%

Total(5)	16,655,000	90.93%	89.32%	80.39%

Total Officers and Affiliates	15,155,000	82.74%	81.28%	73.16%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, Shares of common stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all Shares owned by such person.

(2)
Bland Inc. is a corporation principally owned and controlled by William Griffin.  As a result, the Shares owned by Bland have been consolidated with those of Mr. Griffin for purposes of this table.  The Shares of Bland are shown here solely for information purposes and have not been duplicated in the table totals.

(3)
An additional 200,000 Shares were originally issued to Mr. Marcial’s law partner in consideration for services provided to us by his law firm.  Mr. Marcial disclaims any beneficial interest in, or control over, the Shares owned by his law partner and, consequently, those Shares are not included in this table.

(4)
The Shares amounts shown include 500,000 warrants which were also issued to each of these parties and which, for purposes of this table, are deemed to have been exercised and those Shares included in the total owned by each party.

(5)	The amount shown reflects the actually securities owned by the parties, and does not duplicate the amount beneficially owned.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

You should read the following plan of operation together with our audited financial statements and related notes appearing elsewhere in this Prospectus. This plan of operation contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" or elsewhere in this Prospectus.

Overview

Inner City Ventures, Inc. was incorporated in the State of Delaware on June 24, 2009. We intend to distribute consumer products to local independent markets in inner city neighborhoods.  Our initial target market will be Philadelphia, PA.   We are a development stage company and have not yet launched operations or generated any revenues.  Our limited start-up operations have consisted of the formation of our Company, development of our business plan and identification of our target market, extensive demographic and market research in our target market, successful completion of a private placement Offering of our securities to raise our initial capital to pay for our development costs to date and the expenses associated with this initial public Offering of our Shares.  Pursuant to our business plan, we anticipate product sales to begin within 60 days of the completion of this Offering. We will require the funds from this Offering in order to implement our business plan as discussed in the "Business of Our Company" section of this Prospectus.

The administrative office of the Company is currently located at the premises of our Chief Executive Officer, Fernando Suarez, which he provides to us on a rent free basis at 5553 Rising Sun Avenue, Philadelphia Pa 19120. We plan to use these offices until we require larger space and operating revenues are adequate to meet the cost. Our fiscal year end is December 31st.

Plan of Operation

Our business plan calls for us to establish a network of product distribution centers to act as wholesale distributors to the many ethnic neighborhood independent markets that are typically found in poorer neighborhoods of large urban centers such as Philadelphia.  We plan to establish our operations using a membership-type organization that will pool the needs of our member markets to allow us to make large purchases of the various products offered by these local markets at what we expect to be significant discounts.  We plan to pass on a portion of these discounts to our member markets in the form of lower wholesale prices for the products they sell.  Based upon our own market research, and discussion had with large wholesalers of food-related and other types of consumer goods, we believe that when our operations are fully established, our members could realize saving of between 3-5% below the prices they currently pay.  In addition, by offering many different products from a single location, we believe that the market owners will also save considerable time by being able to shop for most of their product needs in a single location rather than spending time going to many different wholesalers to purchase all the items they sell.

Our goal in the next twelve months is to establish a total of three distribution centers through Philadelphia to best service the approximately 3,000 independent markets that make up our target market in Philadelphia.  If we are able to sell the maximum number of Shares offered hereby, we will have sufficient funds to achieve this goal plus a reserve for expansion into new markets.  If less than the maximum number of Shares is sold, the funds realized above the minimum Offering will be used to establish these centers as a first priority before any other category of expenditures.  Any shortfall in available funds will either be taken from operating revenues or from other private lending sources, if any.  As of the date of this Prospectus we have no indication that any funds will be available from any other private lending source. We have no commitments from or arrangements with any person to provide us with any additional capital or loans, and there is no assurance that such additional financing will be available when required in order to proceed with the business plan, or that our ability to respond to competition or changes in the market place or to exploit opportunities will not be limited by lack of available capital financing. If additional financing is not available when needed, we may not be in a position to continue operations, and thus we may need to dramatically change our business plan, sell the Company, or cease operations.  See, “Use of Proceeds.”

Once these centers have been established and we have proven our business model, we plan to expand our concept to other inner city neighborhoods found in virtually all large urban centers throughout the country.  Our initial plan is to expand north into the markets of New Jersey in cities such as Camden, Newark, Trenton and Elizabeth which are in close proximity to our headquarters in Philadelphia.

We do not presently have any plans, arrangements, or agreements to sell or merge our Company.

In keeping with the above plan of operations, we initially intend to focus on the following activities:

	Locating suitable warehouse/office space in close proximity to our target market;
	Completing the refitting of the available warehouse space to accommodate the efficient operation of our planned product distribution center;

	Purchasing all equipment and systems necessary to implement our distribution operations;

Recruiting local markets as members for our distribution center – to this end, our management has already secured the written indication of their intention to become members of our center when we begin operations from approximately 200 markets within our initial target area;

	Expanding into additional markets in New Jersey.

We estimate the cost to establish our initial distribution center in Philadelphia at $130,000, which include rental of a 25,000 sq. ft. facility, racking and warehouse equipment and computer inventory system required to initiate operations; $95,000 as a 6 month reserve for our initial warehouse employees and $200,000 for initial product inventory.  If all Shares offered are sold, we would utilize the additional capital allocated to our first facility to expand the warehouse facility to permit us to include refrigerated products, such as dairy and prepared foods, and to add additional customer services which we plan to offer our customers in the future.  We estimate that we will need approximately two months to properly find, outfit and stock each new distribution center from the time funds are available for that purpose.

We intend to use the proceeds of this Offering in the manner and in order of priority set forth in the section entitled “Use of Proceeds.”

Limited Operating History; Need For Additional Capital

There is no historical financial information about us upon which to base any evaluation of our performance or chance for future success.  We are in the start-up stage operations and have not generated any revenues.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited financial and managerial resources, lack of managerial experience and possible cost overruns due to price and cost increases in services and products. See, “Risk Factors.”

We have no assurance that future financing will be available to us on acceptable terms or at all. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing stockholders. See, “Risk Factors.”

Going Concern Issue

Our auditors have issued an opinion on our financial statements which includes a statement describing our going concern status. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations. This is because we have not generated any revenues and no revenues are anticipated until we are able to establish our initial distribution center and begin operations according to our business plan. Accordingly, we must raise capital from sources other than the actual sale of the products we intend to offer our customers. We must raise capital to stay in business. We believe that provided we are able to sell the minimum number of Shares in this Offering, we will be able to implement our business plan, establish commercially viable operations and complete the implementation of our full business plan over time using the profits from our operations. See “Financial Statement - Footnotes.”

We are not aware of any material trend, event or capital commitment, which would potentially adversely affect the Company’s future operations or its liquidity.

Quantitative and Qualitative Disclosures about Market Risk.

Management does not believe that we face any material market risk exposure with respect to derivative or other financial instruments or otherwise, other than as disclosed in the section entitled “Risk Factors” in this Prospectus.

Analysis of Financial Condition

The Company has had very limited operations since its inception and has had limited funds, having had no commercial operations or operating revenues to date. The Company plans to raise equity from this Offering to commence commercial operations. There are currently no arrangements in place for any form of financing to help cover our costs to comply with the federal securities laws over the next twelve months; however, the Company is not aware of any uncertainties and or other events that will preclude the Company from raising equity in the normal manner through this Offering.  This Offering is being conducted as a self-underwriting which means that the Shares are being offered for sale by our Officers and Directors without the assistance of any broker or dealer in securities. The Company has no commitments for the purchase of Shares from anyone. The Company has no commitments for capital expenditures and is not aware of any material trends that will have a favorable and/or unfavorable outcome on the Company seeking equity financing. The Company has no contractual obligations, long term debt, capital leases, operating leases, or purchase obligations at this time, other than its current liabilities in the amount of $268,989 as reflected in the Financial Statements as at December 31, 2011.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Inflation

The amounts presented in the financial statements do not provide for the effect of inflation on the Company’s operations or its financial position. The net operating losses shown might be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

Revenue Recognition

The Company  records  revenue on the accrual  basis when all goods and  services have been performed and  delivered,  the amounts are readily  determinable,  and collection  is  reasonably  assured.  The Company has not generated any revenue since its inception.

Other

Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements.

RESULTS OF OPERATIONS

We have generated no revenue since inception.  During 2010 we raised gross proceeds of $536,304 in a private placement of Units of our securities at a price of $0.70 per Unit.  Each Unit consisted of 1 share and 2 warrants. Each Warrant allowed the holder to purchase 1 share at a price of $1.50 during the period beginning 180 days, and ending 365 days after the successful completion of this Offering.   The proceeds of that private placement have been used to complete development of our business plan, complete research into our target market and meet the costs of this Offering to date.

Our loss since inception (June 24, 2009) through December 31, 2011 is $1,896,980.  We have not started our proposed business operations and we have no plans to do so until we have completed this Offering. To the extent that we are able and if market conditions allow, we expect to begin operations within 60-90 days after we complete this Offering.

Other than the Shares offered by this Prospectus, no other source of capital has been has been identified or sought for our planned business operations.  Apart from the private placement mentioned above, all of our efforts since inception have been directed at completion of business plan, market and demographic research with respect to our initial target market and expenses associated with this Offering.  Management has maintained a cash reserve which it believes is adequate to meet all remaining expenses of this Offering.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have:

a.	sold 13,000,000 Shares of common stock to our officers and directors for $1,300;
b.
issued an aggregate of 2,300,000 common stock purchase warrants to its officer, directors and certain other service providers.  Each of these warrants represents the right to purchase one share at a price of $0.70 during the period ending December 31, 2014;

c.	issued an aggregate of 2,050,000 Shares of common stock for services valued, in the aggregate, at $253,540;
d.
sold an aggregate of 766,148 Units (each consisting of one share and 2 common stock purchase warrants to purchase one additional share at $1.50 per share), for $536,304 in cash. Each warrant represents the right to purchase 1 share of common stock during the period beginning 180 days and ending 365 days after the successful completion of this Offering;

e.	completed our market and demographic study, prepared our business and marketing plan and have evaluated the availability of suitable space within our initial target market;
f.	completed our analysis of product requirements for the local independent markets that will form our customer base and identified wholesale suppliers for these products.

As of December 31, 2011, our total assets were $21,751 and our total liabilities were $268,989 in accrued expenses.

We estimate that we will require approximately 60 days to establish and stock our initial distribution facility, with actual sales beginning within 90 days after the completion of this Offering.  As we currently plan to operate on a “cash and carry” basis with our customers, we do not expect any delay between commencement of sales and receipt of revenues. Because our business is customer-driven, our revenue requirements will be reviewed and adjusted based on sales and product demand. We cannot guarantee that we will have adequate sales to sustain our planned operations or to meet our operating expenses on a current basis. We have no general credit facilities with any banking or financial institution and do not expect to secure any such credit facility until our operations are established and we achieve a positive cash flow from our operations.  However, we have had discussions with product vendors and believe that we will be able to secure partial financing for the products we will stock.  The allocation for inventory is believed to be adequate to properly stock our center with sufficient products to service 100 – 150 markets.  As our membership grows, we will expand both the amount and types of products we will keep in stock.  See, “Business of Our Company.”

PLAN OF DISTRIBUTION

Shares In The Offering Will Be Sold By Our Officers And Directors

The Offering consists of a maximum of 2,400,000 Shares to be sold by Inner City Ventures, Inc. The Offering price for the Shares to the public will be fixed at $2.50 per share for the duration of the Offering.

This is a self-underwritten Offering and will be conducted on a “230,000 Share minimum, 2,400,000 Share maximum” basis utilizing the efforts of our Officers and Directors. This Prospectus is part of a registration statement under which, upon its effectiveness, our Officers and Directors will sell the Shares directly to the public with no commission or other remuneration payable to them for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. Our Officers and Directors will sell the Shares and intend to offer them to friends, family members and business acquaintances.  In Offering the Shares on our behalf, they will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Exchange Act.

They will not register as a broker-dealer pursuant to Section 15 of the Exchange Act in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the Offering of the Issuer's securities and not be deemed to be a broker-dealer:

a.	Our Officers and Directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39)of the Exchange Act, at the time of their participation; and

b.
Our Officers and Directors will not be compensated in connection with their participation by the    payment of commissions or other remuneration based either directly or indirectly on transactions in Shares; and

c.	Our Officers and Directors are not, nor will they be at the time of their participation in the Offering, associated persons of a broker-dealer; and
d.
Our Officers and Directors meet the conditions of paragraph(a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the Offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not brokers or dealers, or have been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and Offering securities for any issuer more than once every twelve months other than in reliance on   Paragraphs (a)(4)(i) - (a)(4)(iii). Our Officers and Directors do not intend to purchase any Shares in this Offering.

Terms Of The Offering

The Shares will be sold at the fixed price of $2.50 per Share until the completion of this Offering. There is a minimum subscription of 2,000 Shares ($5,000) required per investor, and subscriptions, once received, are irrevocable.  However, in their sole discretion, our Officers or Directors can waive the minimum subscription requirement if they so choose.

This Offering will commence on the date of this Prospectus and continue for a period not to exceed 180 days (the "Expiration Date"), unless extended by our Board of Directors for an additional 90 days.

Deposit Of Offering Proceeds

All subscriptions proceeds will be deposited in a segregated Subscription Account for such purpose by us at Citizens Bank (the “Subscription Account”) until the minimum Offering is sold or until the end of the Offering Period, whichever occurs sooner. If the minimum Offering is not sold by the end of the Offering period all proceeds will be returned to subscribers promptly without deduction for any of the costs of the Offering and with interest. After the minimum Offering is sold, subscriptions will immediately be made available for use by us as discussed in this Prospectus.

The SEC staff generally defines “promptly” as a period of up to three days. We will return your funds to you by cashier’s check sent by Priority Mail on the day following the end of the Offering period.

Procedures And Requirements For Subscription

If you decide to subscribe for any Shares in this Offering, you must:

•	execute and deliver a subscription agreement
•
deliver a check payable to “Citizens Bank for the Account of Inner City Ventures, Ltd.” or certified funds to us in an amount equal to the total purchase price for the number of Shares you wish to purchase to the following address:

                ----------------------------------------------
                ----------------------------------------------
               Attention: ---------------------------------

Subscribers will receive share certificates via mail to the address listed on the subscription agreement following the successful completion of the Offering.

Right To Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for our Shares.  Following completion of this Offering, we do not intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.  Consequently, it is not likely that any market for our Shares will develop following the completion of this Offering.  See, “Risk Factors.”

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ System, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock.  The Shares offered by this Prospectus constitute penny stock under the Exchange Act.  The Shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her Shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

a.	contains a description of the nature and level of risk in the market for penny stock in both public Offerings and secondary trading;
b.
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements  of the Act;

c.	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" price for the penny stock and the significance of the spread between the bid and ask price;
d.	contains a toll-free telephone number for inquiries on disciplinary actions;
e.	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
f.	contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

a.	the bid and offer quotations for the penny stock;
b.	the compensation of the broker-dealer and its salesperson in the transaction;
c.	the number of Shares to which such bid and ask prices apply, or other
d.	comparable information relating to the depth and liquidity of the market for such stock; and
e.	monthly account statements showing the market value of each penny stock held in the customer's account.

In  addition,  the penny stock rules  require that prior to a  transaction  in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written  determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written  acknowledgment of the receipt of a risk disclosure  statement,  a written agreement to transactions  involving penny stocks,  and a signed and dated copy of a written  suitability  statement. These  disclosure  requirements  will have the effect of  reducing  the  trading activity  in the  secondary  market for our Shares  because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their Shares.

Shares Available For Future Sale

Upon completion of this Offering, based on the outstanding Shares as of the date hereof, we will have outstanding an aggregate of 18,216,575, assuming the sale of the maximum number of Shares offered hereunder.  Of these Shares, the 2,400,000 Shares covered hereby will be freely transferable without restriction or further registration under the Act.

The remaining 15,816,575 restricted Shares then outstanding are owned by our, officer, director and other existing shareholders, a number of whom are known as our "affiliate," and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act, if available, or otherwise.

The outstanding Shares not included in this Prospectus will be available for sale in the public market as follows:

Of our outstanding Shares, 15,155,000 Shares are beneficially owned by our founders, including our officers and directors, all of whom are considered “affiliates” of the Company. The balance of 2,216,575 was issued to various service providers for consulting services to the Company or sold pursuant to a Private Placement of its securities (units consisting of 1 share and 2 warrants) during 2010.  The major portion of these Shares may become available for sale pursuant to the exemption provided by Rule 144 promulgated under the Act following the completion of this Offering.

Rule 144

In general, under Rule 144, as currently in effect, a person, other than an affiliate, who has beneficially owned securities for at least six months, including the holding period of prior owners is entitled to sell his or her Shares without any volume limitations; an affiliate, however, can sell such number of Shares within any three-month period as does not exceed the greater of:

a.	1% of the number of Shares then outstanding, or
b.	the average weekly trading volume of Shares on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about an issuer. In order to effect a Rule 144 sale of Shares, the transfer agent requires an opinion from legal counsel.  Further, the six month holding period is applicable only to issuers who have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least 90 days.

As of the date of this Prospectus, no Shares are available for sale under Rule 144.

Holders Of Our Common Stock

As of the date of this Prospectus, we have 78 stockholders of record.

Reports

Upon the effectiveness of the Registration Statement of which this Prospectus is a part, we will be subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by our independent accountants, and un-audited quarterly financial statements in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

Our transfer agent is __________________________________.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share (the “Shares”).  The holders of our Shares (i) have equal ratable rights to dividends from funds legally available there for, when, as and if declared  by our Board of  Directors;  (ii) are entitled to share in all of our assets available for  distribution to holders of common stock upon  liquidation, dissolution  or  winding  up of  our  affairs; (iii) do not have preemptive, subscription  or  conversion  rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Voting Rights

Directors of the Company are elected at the annual meeting of stockholders by a plurality of the votes cast at the election.  Holders of Shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they choose, and, in such event, the holders of the remaining Shares will not be able to elect any of our directors.  After this Offering is complete, even assuming all the Shares are sold, the present stockholder will own 88.46% of our outstanding Shares and the purchasers in this Offering will own, in the aggregate, 11.54% or our outstanding Shares. Consequently, our present shareholders will continue to be able to elect all of the directors of the Company.  Stockholders have no pre-emptive rights.

Warrants

As of the date of this Prospectus, we have two classes of Warrants issued and outstanding.  First, there are 3,300,000 warrants, each to purchase 1 share at a price of $0.70 at any time until the close of business on December 31, 2014.  These warrants were issued to our Officers and Directors and two consultants who provided services to the Company in connection with its formation and establishment of its initial business plan.

In addition, as part of the Units sold in our private placement in 2010, we issued a total of 1,732,296 warrants, each to purchase 1 share at a price of $1.50 which will be exercisable during the period beginning 180 days and ending 365 days after we successfully complete this initial public Offering.

Any warrants that are not exercised within the foregoing exercise periods, unless such exercise periods are extended by our Board of Directors, will expire and be of no further force or value.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Insofar as indemnification for liability arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC and various state securities commissions, such indemnification is against public policy as expressed in the Act and under state statutes, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the Shares being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act or the state statutes and will be governed by the final adjudication of such issue.

None of our directors will have personal liability for monetary damages from breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of the Delaware Business Laws, (iv) the payment of dividends in violation of any applicable provision of the law or, (v) for any transaction from which the director derived an improper personal benefit.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

Our audited financial statements for the period from inception to December 31, 2010, included in this Prospectus has been audited by MaloneBailey, LLP. We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

Marcial & Associates, LLC has passed upon the validity of the Shares being offered and certain other legal matters and is representing us in connection with this Offering.  Mr. Marcial is also a Director of the Company.

LEGAL MATTERS

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1, of which this Prospectus is a part, with the SEC. Upon the effectiveness of this registration statement, we will become subject to the informational requirements of the Exchange Act and, in  accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q and 8-K,  proxy statements, under Sec.14 of the Exchange Act, and other information as required. Such reports,  proxy statements,  this  registration statement and other information, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington,  D.C. 20549. Copies of all materials  may be  obtained  from the  Public  Reference  Section  of the  SEC's Washington,  D.C. office at  prescribed  rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.  The Company will voluntarily provide electronic or paper copies of its filings with the SEC free of charge upon request.

FINANCIAL STATEMENTS

Our fiscal year end is December 31, 2011.  We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared and then will be audited by an independent  PCAOB  registered CPA firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Inner City Ventures, Inc.
(a development stage company)
Philadelphia, Pennsylvania

We have audited the accompanying balance sheets of Inner City Ventures, Inc. (a development stage company) (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, changes in stockholders ’ equity (deficiency) and cash flows for the years ended December 31, 2011 and 2010 and the period from June 24, 2009 (inception) through December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inner City Ventures, Inc. as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years ended December 31, 2011 and 2010 and the period from June 24, 2009 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas
March 26, 2012

F-1

Inner City Ventures
(A Development Stage Enterprise)
Balance Sheet

	December 31,	December 31,
	2011	2010
ASSETS
Current assets

Cash and cash equivalents	$16,284	$190,605
Total current assets	16,284	190,605

Property and equipment, net of accumulated depreciation	5,467	9,008
Total assets	$21,751	$199,613

LIABILITIES AND (DEFICIENCY IN) STOCKHOLDERS' EQUITY
Current liabilities

Accounts payable and accrued liabilities	$114	$3,858
Accounts payable - related parties	268,875	117,475
Total current liabilities	268,989	121,333

Total liabilities	268,989	121,333

(Deficiency in) stockholder's equity
Common stock, $0.0001 par value; 50,000,000 authorized, 15,816,148 and 15,761,148 shares outstanding at December 31, 2011 and 2010, respectively	1,582	1,576
Preferred stock, $0.0001 par value; 1,000,000 authorized, no shares issued or outstanding
Additional Paid in Capital	1,647,861	1,609,366
Common stock subscribed	299	299
Accumulated deficit	(1,896,980)	(1,532,961)
Total (deficiency in) stockholder's equity	(247,238)	78,280

Total liabilities and (deficiency in) stockholders' equity	$21,751	$199,613

See notes to financial statements.

Inner City Ventures
(A Development Stage Enterprise)
Statement of Operations

	For the	For the	24-Jun-09
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2011	2010	2011

Revenue	$-	$-	$-

Cost of goods sold	-	-	-
	-	-	-

Selling, general and administrative expenses	364,019	834,322	1,358,881
Warrant compensation expense		538,099	538,099
Total operating expenses	364,019	1,372,421	1,896,980

Operating profit (loss)	(364,019)	(1,372,421)	(1,896,980)

Other (Income) expense	-	-	-

Income (Loss) before income taxes	(364,019)	(1,372,421)	(1,896,980)

Income tax expense	-	-	-

Net income (loss)	$(364,019)	$(1,372,421)	$(1,896,980)

Net income (loss) per share - basic	$(0.02)	$(0.09)

Net income (loss) per share - diluted	$(0.02)	$(0.09)

Weighted average shares outstanding - basic	15,800,436	15,370,051

Weighted average shares outstanding - diluted	15,800,436	15,370,051

See notes to financial statements.

Inner City Ventures
(A Development Stage Company)
Condensed Statement of Stockholders' Equity (Deficit)
From date of inception (June 24, 2009)  to December 31, 2011

	Common Stock		Additional	Common
			Paid-In	Stock	Accumulated
	Shares	Amount	Capital	Subscribed	Deficit	Total
Balance at inception	-	$-	$-	$-	$-	$-

Stock issued to Founders, June 24, 2009 at $0.0001 per share	13,000,000	1,300	(1,300)	-	-	-
Shares issued for services, July 14, 2009 at $0.0001 per share	400,000	40	-	-	-	40
Stock issued for services, October 15, 2009 at $0.12 per share	1,000,000	100	119,900	-	-	120,000
Shares to be issued at December 31, 2009	-	-		10,500	-	10,500
Net Loss for the period ended December 31, 2009	-	-	-	-	(160,540)	(160,540)

Balance at December 31, 2009	14,400,000	1,440	118,600	10,500	(160,540)	(30,000)

Stock issued for services, January 27, 2010 at $0.12 per share	300,000	30	209,970	-	-	210,000
Stock issued for services, March 1, 2010 at $0.12 per share	200,000	20	139,980	-	-	140,000
Stock issued for cash, March 12, 2010 at $0.70 per share	458,948	46	321,218	(10,500)	-	310,764
Shares to be issued, March 31, 2010	-	-	-	93,549	-	93,549

Balance at March 31, 2010	15,358,948	1,536	789,768	93,549	(160,540)	724,313

Stock issued for cash, April 15, 2010 at $0.70 per share	15,000	2	10,499	(10,500)	-	-
Stock issued for Services, May 2010 at $0.70 per share	45,000	5	31,496	-	-	31,500
Stock issued for cash, May 2010 at $0.70 per share	52,800	5	36,955	(31,500)	-	5,460
Stock issued for cash, June 15, 2010 at $0.70 per share	239,400	24	167,556	(51,250)	-	116,330

Balance at June 30, 2010	15,711,148	1,571	1,036,272	299	(160,540)	877,603

Stock issued for services, July 15, 2010 at $0.70 per share	25,000	3	17,498	-	-	17,500

Balance at September 31, 2010	15,736,148	1,574	1,053,770	299	(160,540)	895,103

Stock issued for services, December 10, 2010 at $0.70 per share	25,000	3	17,498	-	-	17,500
Fair value of Warrants issued for services	-	-	538,099	-	-	538,099
Net Loss for 2010	-	-	-	-	(1,372,421)	(1,372,421)
Balance at December 31, 2010	15,761,148	1,576	1,609,366	299	(1,532,961)	78,280

Stock Issued for services, April 2011 at $0.70 per share	55,000	6	38,495	-	-	38,500
Net Loss for 2011	-	-	-	-	(364,019)	(364,019)
Balance at December 31, 2011	15,816,148	1,582	1,647,861	299	(1,896,980)	(247,239)

See notes to financial statements.

Inner City Ventures
(A Development Stage Enterprise)
Statements of Cash Flows

			June 24,
	For the	For the	2009
	Year Ended	Year Ended	(inception) to
	December 31,	December 31,	December 31,
	2011	2010	2011

Cash flows from operating activities:
Net income (loss)	$(364,019)	$(1,372,421)	$(1,896,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash compensation
Depreciation and Amortization	3,541	1,617	5,158
Fair value of warrants issued		538,099	538,099
Shares issued for services	38,501	416,499	575,000
Changes in:
Accounts payable and accrued expenses - related party	151,400	76,975	268,875
Accounts payable and accrued expenses	(3,744)	3,758	114
Net cash provided by operating activities	(174,321)	(335,473)	(509,734)

Cash flows from investing activities:
Payment for property and equipment	-	(10,625)	(10,625)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	526,103	536,643

Increase in cash and cash equivalents	(174,321)	180,005	16,284

Cash and cash equivalents at beginning of period	190,605	10,600	-

Cash and cash equivalents at end of period	$16,284	$190,605	$16,284

Supplemental disclosure of cash flow information:

Cash paid during the period for:
Interest	$-	$-	$-

Taxes	$-	$-	$-

Common stock issued to Founders	$-	$-	$1,260

Common stock issued for services	$38,501	$416,499	$575,000

See notes to financial statements.

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

Basis of Presentation

Inner City Ventures, Inc. (the "Company," "we," or "us") is currently a development stage company as set forth in Accounting Standard Codification 915-15. The Company was incorporated in Delaware on June 24, 2009

Nature of Business

The Company’s goal is to formulate and develop strategic investments and/or business concepts and look to identify and economically exploit opportunistic investments that may from time to time arise due to changing economic conditions. The Company’s focus is currently on developing a regional distribution center for goods and products commonly contained in urban small corner grocery stores (frequently referred to as “bodegas”). In the process the Company is seeking to unite a sufficient number of these stores so as to increase their overall purchasing power in order to generate the lowest wholesale prices available for the goods and products they carry. Currently the suppliers these small stores have available to them do not consolidate their buying power for the maximum price reduction available. The Philadelphia market has shown to be an appropriate entry point for this project. From its inception through the date of these financial statements, the Company has recognized no revenues and has incurred significant operating expenses.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Long-lived Assets

The Company records property and equipment at cost.  Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from 3 to 7 years.  The Company capitalizes the expenditures for major renewals and improvements that extend the useful lives of property and equipment.  Expenditures for maintenance and repairs are charged to expense as incurred.  The Company reviews the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets is measured by a comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate.  If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Stock based compensation

The Company accounts for our stock based awards in accordance with FASB ASC 718.10, which requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award.  We account for non-employee share-based awards in accordance with FASB ASC 505-50.During 2010, the fair value of each stock option award was determined as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Assumption:	2010
Expected Volatility	184.58%
Expected term (years)	5
Risk-free interest rate	2.36%
Expected dividend yield	-

Expected volatility is based on historical volatility of comparable common stocks over the period commensurate with the expected term of the stock options. We rely solely on historical volatility as we do not have traded options. The expected term calculation for stock options is based on expiration date of the warrants. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for an instrument with a maturity that is commensurate with the expected term of the stock options. The dividend yield of zero is based on the fact that we have never paid cash dividends on our common stock, and we have no present intention to pay cash dividends.

Basic and Diluted Loss Per Share

We use ASC 260-10, “Earnings Per Share” for calculating the basic and diluted loss per share.  We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding.  Dilutive common stock equivalents consist of shares issuable upon exercise of warrants. Fully diluted earnings per share have not been computed because the result would be anti-dilutive.

Revenue Recognition

The Company will recognize revenue on arrangements in accordance with ASC 605-10.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Fair Value of Financial Instruments

Financial instruments are recorded at fair value in accordance with the standard for “Fair Value Measurements codified within ASC 820”, which defines fair values, establishes a three level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measurements:

• Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical asset or liabilities in active markets.
• Level 2 – inputs to the valuation methodology include closing prices for similar assets and liabilities in active markets, and inputs that are observable for the assets and liabilities, either directly, for substantially the full term of the financial instruments.
• Level 3 – inputs to the valuation methodology are observable and significant to the fair value.

Recently-Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying  financial statements, the Company has incurred a net loss of $1,896,980 from its inception (June 24, 2009) through December 31, 2011. The Company incurred net losses of $364,019 and $1,372,421 from operations during 2011 and 2010, respectively.

In order to address our capital requirements, we intend to seek to raise additional cash for working capital purposes through the planned public or private sales of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

Legal Services

Henri Marcial serves as a director of the Company and also provides certain legal and business development services to the Company through his law firm, Marcial and Associates.  During 2011 and 2010, total expenses incurred to Mr. Marcial or his firm was $257,924 and $326,609, respectively.

As of December 31, 2011, there is a balance owing Marcial and Associates $268,875 for expenses.  This amount is unsecured, non-interest bearing, and has no specific terms of repayment.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common stock

Common stock issued during 2011:

In April 2011, the Company issued 55,000 common shares to five service providers for consulting services.  The fair value of $38,500 was charged to operations during 2011.

Common stock issued during 2010:

In January 2010, the Company issued 300,000 common shares to a service provider for consulting services.  The fair value of $210,000 was charged to operations during 2010.

In March 2010, the Company issued 200,000 common shares at a value of $0.70 per share to a service provider for consulting services.  The fair value of $140,000 was charged to operations during the year ended December 31, 2010.

In March 2010, the Company sold 458,948 common shares at a price of $0.70 per share for gross proceeds of $321,264.

In April 2010, the Company sold 15,000 common shares at a price of $0.70 per share for gross proceeds of $10,500.

In May 2010, the Company issued 45,000 common shares at a value of $0.70 per share to a service provider for consulting services.  The fair value of $31,500 was charged to operations during 2010.

In May 2010, the Company sold 52,800 common shares at a price of $0.70 per share for gross proceeds of $36,960.

In June 2010, the Company sold 239,400 common shares at a price of $0.70 per share for gross proceeds of $167,580.

In July 2010, the Company sold 25,000 common shares at a price of $0.70 per share for gross proceeds of $17,500.

In December 2010, the Company issued 25,000 common shares at a value of $0.70 per share to a service provider for consulting services.  The fair value of $17,500 was charged to operations during 2010.

Warrants

The following tables summarize the warrants outstanding and the related exercise prices as of December 31, 2011 and 2010.

December 31, 2011:

Warrants Outstanding			Warrants Exercisable
		Weighted			Weighted
		Average	Weighted		Average
		Remaining	Average		Remaining
Exercise	Number	Contractual	Exercise	Number	Contractual
Prices	Outstanding	Life (years)	Price	Exercisable	Life (years)
$0.70	3,300,000	3.00	$0.70	3,300,000	3.00

$0.70	3,300,000	3.00	$0.70	3,300,000	3.00

December 31, 2010:

Warrants Outstanding			Warrants Exercisable
		Weighted			Weighted
		Average	Weighted		Average
		Remaining	Average		Remaining
Exercise	Number	Contractual	Exercise	Number	Contractual
Prices	Outstanding	Life (years)	Price	Exercisable	Life (years)
$0.70	3,300,000	4.00	$0.70	3,300,000	4.00

$0.70	3,300,000	4.00	$0.70	3,300,000	4.00

Transactions involving warrants are summarized as follows – contingent warrants are excluded:

	Number of Shares	Weighted Average
	Underlying Warrants	Exercise Price Per Share
Warrants exercisable at January 1, 2010	2,400,000	$-
Granted	900,000	0.70
Exercised	-	-
Cancelled or expired	-	-
Warrants exercisable at December 31, 2010	3,300,000	0.70

Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Warrants exercisable at December 31, 2011	3,300,000	$0.70

At December 31, 2010, the Company issued an aggregate of 800,000 warrants to two service providers. These warrants vested on January 27, 2010 and March 1, 2010 and expire on December 31, 2014. The warrants granted have a fair value of $538,099, as calculated using the Black-Scholes model. Assumptions used in the Black-Scholes model included (1) discount rate of 2.28-2.43%; (2) expected term of 4.84 to 4.93 years; (3) expected volatility of 183-186% and (4) zero expected dividends.

At December 31, 2011, the Company also has commitments to issue warrants to purchase 1,732,296 common shares at $1.50 per share which will be exercisable during the period beginning 180 days and ending 365 days after the Company conducts a successful initial public offering of its common stock.

Private Placement of Common Stock

During 2010, the Company commenced selling securities via a private placement offering to accredited investors. The Company is offering for sale a total of 1,500,000 units, each unit consisting of (i) one share of common stock, and (ii) warrants to purchase an additional two shares of common stock at a price of $1.50 per share.  The warrants will be exercisable during the one-year period commencing 180 days after the Company completes a public offering of common stock.

At December 31, 2010, the Company had sold a total of 766,148 Units for gross proceeds of $536,304. Of this amount, $525,804 had been received during the year, and $10,500 was received during 2009. The Units sold consisted of 766,148 common shares and warrants to purchase an additional 1,532,296 common shares.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Employment and Consulting Agreements

We have no employment agreements with any party. We have had general discussions with all of our officers regarding such employment agreements in the future and each of them has agreed to execute such agreements at such time as we are able to pay the sa1aries and benefits that such agreements would require.

The Company has consulting agreements with outside contractors to provide financial and advisory services. The Agreements are generally for a term of twelve months from inception.

Litigation

The Company may be subject to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

The Company is not a party to any litigation and is not aware of any pending litigation or unasserted claims or assessments as of March 26, 2012.

NOTE 7 - INCOME TAXES

The cumulative net operating loss carry-forward is $780,000 and it will expire in the years 2029 - 2031. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

At December 31, 2011 and 2010, deferred tax asset was $265,000 and $155, 000 respectively with full valuation allowance for both the years.

NOTE 8 - SUBSEQUENT EVENTS

In January 2012, the Company issued 299 common shares that had previously been subscribed.